SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

AMB PROPERTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 19, 2004

Dear Stockholder:

     You are cordially invited to attend the 2004 Annual Meeting of Stockholders of AMB PROPERTY CORPORATION. The Annual Meeting will be held on May 20, 2004, at 2:00 p.m., Pacific time, at AMB Property Corporation’s headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111. Information about the Annual Meeting and the matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a proxy card and return envelope.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend, please complete and return your proxy card in the enclosed envelope as promptly as possible. Returning your proxy does not deprive you of your right to attend the meeting and vote your shares in person.

     AMB’s 2003 Annual Report is also enclosed. We encourage you to read our Annual Report and hope you will find its message interesting and useful. Thank you for your continued interest in AMB.

Sincerely,

HAMID R. MOGHADAM
Chairman and CEO

AMB PROPERTY CORPORATION
Pier 1, Bay 1
San Francisco, California 94111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2004

To the Stockholders of AMB Property Corporation:

TIME	2:00 p.m., Pacific time, on May 20, 2004

PLACE	AMB Property Corporation
Pier 1, Bay 1
San Francisco, California 94111

ITEMS OF BUSINESS	1.	To elect nine directors to our Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

	2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004.

	3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	Holders of shares of our common stock of record at the close of business on March 5, 2004 are entitled to notice of and to vote at the Annual Meeting.

ANNUAL REPORT	Our 2003 Annual Report, which is not a part of the proxy solicitation material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by one of the following methods: vote by proxy over the Internet, by telephone or by mail using the instructions on the enclosed proxy card. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,

TAMRA D. BROWNE
Senior Vice President, General Counsel and Secretary

March 19, 2004
San Francisco, California

AMB PROPERTY CORPORATION
Pier 1, Bay 1
San Francisco, California 94111

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2004

________________

PROXY STATEMENT

________________

INTRODUCTION

General

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of AMB Property Corporation, a Maryland corporation, of proxies from the holders of our issued and outstanding shares of common stock to be voted at the Annual Meeting of Stockholders and at any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held on May 20, 2004 at our corporate headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111, beginning at 2:00 p.m., Pacific time (the “Annual Meeting”).

     At the Annual Meeting, the items of business that you will be asked to consider and vote upon are:

1.	The election of nine directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004; and

3.	Such other business as may properly come before the Annual Meeting.

     This proxy statement and accompanying form of proxy are being sent to holders of our common stock at the close of business on the record date, which is March 5, 2004. This proxy statement and accompanying form of proxy are first being mailed to you on or about March 19, 2004.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AMB PROPERTY CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

     Our corporate headquarters are located at Pier 1, Bay 1, San Francisco, California 94111, telephone (415) 394-9000. References herein to “we,” “us” and “our” refer to AMB Property Corporation and its subsidiaries, unless the context otherwise requires.

Voting and Revocation of Proxies

     Your vote is important. Because most of our stockholders cannot attend the Annual Meeting in person, it is necessary for a large number to be represented by proxy. Stockholders generally have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. If you vote by proxy over the Internet, please be aware that you may incur costs such as telecommunications and Internet access charges for which you will be responsible. The Internet and telephone proxy voting facilities for stockholders of record will close at 9:00 p.m., Pacific time, on May 19, 2004.

     The Internet and telephone proxy voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares of common stock are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the Annual Meeting.

     You may revoke your proxy at any time before it is exercised by timely delivering to Tamra D. Browne, the Secretary of AMB Property Corporation, a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy.

     AMB Property Corporation is a corporation organized under the laws of the State of Maryland. Section 2-507 of the Maryland General Corporation Law authorizes the granting of proxies by telephone or over the Internet. Accordingly, proxies granted by telephone or over the Internet, in accordance with the procedures set forth on the proxy card, will be valid under Maryland law.

     All shares of common stock entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in accordance with your instructions. If no instructions are indicated on a properly completed proxy, the shares of common stock represented by that proxy will be voted as recommended by the Board of Directors.

     If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the time this proxy statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

     Stockholders at the close of business on the record date, March 5, 2004, are entitled to notice of and to vote at the Annual Meeting. As of March 5, 2004, there were 82,506,297 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Required Vote

     A majority of the shares of common stock outstanding must be represented, in person or by proxy, at the Annual Meeting to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares of our common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     A plurality of the votes cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker “non-votes” are not counted for purposes of the election of directors and do not have an effect on the result of the vote for the election of directors.

Cost of Proxy Solicitation

     We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, facsimile or other electronic means. These people will not be specially compensated for their solicitation of proxies.

     In accordance with the regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of our common stock.

Advance Notice Procedures

     Deadline for Submitting Stockholder Proposals for Inclusion in Our 2005 Proxy Statement. Rule 14a-8 of the Securities Exchange Act of 1934 provides that certain stockholder proposals must be included in the proxy statement for our annual meeting. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2005 annual meeting of stockholders, we must receive it no later than November 17, 2004.

     Deadline for Submitting Nominations for Director and Other Stockholder Proposals Outside of Rule 14a-8. Under our Bylaws, nominations for director may be made only by the Board or a committee of the Board, or by a stockholder entitled to vote who delivered notice to us not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, then, for notice to be timely, the stockholder must deliver it to us not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     Our Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to us (containing certain information specified in our Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting other than pursuant to the procedures in Rule 14a-8.

     A copy of the full text of our Bylaws may be obtained by writing to our Secretary at Pier 1, Bay 1, San Francisco, California 94111.

The date of this proxy statement is March 19, 2004.

PROPOSAL 1: ELECTION OF DIRECTORS

     Our Board of Directors consists of nine directors. A majority of the Board must be independent directors as defined by the New York Stock Exchange Listing Standards. In general, an independent director is a director who the Board affirmatively determines has no material relationship with us, who is not, and within the past three years was not, (i) an employee or an immediate family member of an executive officer, (ii) affiliated with or employed by, or had an immediate family member affiliated with or employed by, our present or former auditors, (iii) employed, or had an immediate family member employed, as an executive officer of another company where one of our executives served on the other company’s compensation committee, or (iv) an executive officer or employee, or had an immediate family member who was an executive officer, of a company that makes payments to or receives payments from us in any a fiscal year exceeding a de minimus amount, and who has not received, or had a family member who received, within the past three years, compensation from us exceeding $100,000 per year, other than director and committee fees and other similar payments. Seven of the nine presently elected directors are independent directors in accordance with the New York Stock Exchange listing standards. All members of the Board serve a one-year term, which expires at the following annual meeting of stockholders when their successors are duly elected and qualified.

     The shares represented by the enclosed proxy will be voted for the election of each of the nominees named below, unless you indicate in the proxy that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, retirement or death.

     The Board of Directors has proposed the following nominees for election as directors at the Annual Meeting: Hamid R. Moghadam, W. Blake Baird, T. Robert Burke, David A. Cole, J. Michael Losh, Frederick W. Reid, Jeffrey L. Skelton, Thomas W. Tusher and Caryl B. Welborn. Each of the nominees is currently serving as a director of AMB Property Corporation. The Board of Directors recommends a vote FOR the election of the nominees as directors.

     Each of the nominees has consented to be named in this proxy statement and to serve as a director if elected. The principal occupation and certain other information regarding the nominees is set forth below. Information about each nominee’s share ownership can be found on page 22.

Nominees For Director

		Director	Position(s) Currently
Nominees for Director	Age	Since	Held with the Company
Hamid R. Moghadam	47	1997	Chairman and CEO
W. Blake Baird	43	2001	Director and President
T. Robert Burke	61	1997	Director
David A. Cole	61	2000	Director
J. Michael Losh	57	2003	Director
Frederick W. Reid	53	2003	Director
Jeffrey L. Skelton	54	1997	Director
Thomas W. Tusher	62	1997	Director
Caryl B. Welborn	53	1997	Director

     Hamid R. Moghadam, one of the founders (in 1983) of the predecessor to AMB Property Corporation, is our Chairman of the Board of Directors and our Chief Executive Officer. Mr. Moghadam is also a member of the Executive Committee of the Board. Mr. Moghadam has over 20 years of experience in real estate. Mr. Moghadam holds bachelor’s and master’s degrees in engineering from the Massachusetts Institute of Technology and an M.B.A. degree from the Graduate School of Business at Stanford University. He is the Chair of the Executive Committee and the Board of Governors of the National Association of Real Estate Investment Trusts, is a founding member of the Real Estate Roundtable, is a member of the Young Presidents’ Organization and has served on various committees of the Massachusetts Institute of Technology. He is also a member of the board of directors of Plum Creek Timber Company and Stanford Management Company, and is a member of the Stanford Business School Advisory Counsel.

     W. Blake Baird is a director of AMB Property Corporation and our President. From January 1999 until December 1999, he served as our Chief Investment Officer. Prior to joining us in January 1999, Mr. Baird was a Managing Director of Morgan Stanley Dean Witter & Co., where he spent 15 years, most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird holds a B.S. in Economics from the Wharton School (magna cum laude) and a B.A. in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. from New York University. Mr. Baird is a member of the Board of Directors of The Center for Real Estate Enterprise Management and a former member of the Board of Governors of the National Association of Real Estate Investment Trusts.

     T. Robert Burke, one of the founders (in 1983) of the predecessor to AMB Property Corporation, is a director of AMB Property Corporation. From November 1997 to December 1999, Mr. Burke was our Chairman of the Board. He was formerly a senior real estate partner with Morrison & Foerster LLP and, for two years, served as that firm’s Managing Partner for Operations. Mr. Burke graduated from Stanford University and holds a J.D. degree from Stanford Law School. He is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts and is a Trustee of Stanford University. He is also the former Chairman of the Board of Directors of the Pension Real Estate Association.

     David A. Cole is a director of AMB Property Corporation and is Chairman Emeritus of Kurt Salmon Associates, Inc., a global management consulting firm. Mr. Cole was named Chairman of the Board and Chief Executive Officer of Kurt Salmon Associates in January 1988. He retired as Chief Executive Officer in December 1998 and continued to serve as Chairman of the Board until January 2001. Mr. Cole holds a bachelor’s degree in engineering from Auburn University and has successfully completed the Advanced Management Program at Harvard Business School. Mr. Cole is member of the board of directors of PRG-Schultz International, Inc., a publicly traded provider of audit recovery services, and serves on their governance and nominating committee. He is also a member of the board of directors of Junior Achievement of Georgia, the Voluntary Interindustry Commerce Standards Committee and the advisory board of Goizueza Business School at Emory University.

     J. Michael Losh is a director of AMB Property Corporation. Mr. Losh spent 36 years with General Motors Corporation, most recently as Executive Vice President and Chief Financial Officer of General Motors from July 1994 through August 2000 and as chairman of GMAC, General Motor’s financial services group, from July 1994 until April 1999. He oversaw major capacity expansion programs and integrated finance functions when he served as finance director of General Motors do Brazil from 1979 to 1982 and as managing director of General Motors de Mexico from 1982 to 1984. Mr. Losh was elected Vice President of General Motors and General Manager of the Pontiac Division in July 1984, and in June 1989 was named Vice President and General Manager of the Oldsmobile Division. From 1992 to 1994, Mr. Losh served as Group Vice President in charge of North American Vehicle Sales, Service and Marketing. Mr. Losh holds a B.S. degree in Mechanical Engineering from Kettering University and an M.B.A. from Harvard University. He currently serves on the following boards: Cardinal Health, Inc., where he serves on the compensation, nominating and executive committees; AON Corporation, where he serves on the governance, investment and compensation committees; Masco Corporation, where he serves on the audit committee; H.B. Fuller Company, where he serves on the audit and finance committees; TRW Automotive Inc., where he serves on the audit committee; and Metaldyne Corporation, where he serves on the audit and compensation committees.

     Frederick W. Reid is a director of AMB Property Corporation. Mr. Reid is the President and Chief Operating Officer of Delta Air Lines and serves as Chairman of the board for Delta Connection Inc. Effective April 1, 2004, Mr. Reid will retire from Delta Air Lines and assume the position of Chief Executive Officer of Virgin’s soon-to-be-announced U.S. domestic airline. Mr. Reid joined Delta in July 1998 as Executive Vice President and Chief Marketing Officer and was appointed President and Chief Operating Officer in May 2001. Before joining Delta, Mr. Reid served as President and Chief Operating Officer of Lufthansa German Airlines from April 1997 to June 1998, as Executive Vice President from 1996 to March 1997 and as Senior Vice President, The Americas from 1991 to 1996. Between 1976 and 1991, Mr. Reid held various management positions at Pan American World Airways and American Airlines, based in Western Europe, the Middle East and South Asia. Mr. Reid holds a B.A. degree in Asian Studies. He is a member of the Board of Trustees of the Solomon R. Guggenheim Foundation in New York, the Board of Directors of the High Museum of Art in Atlanta, and also serves on the Advisory Board for the Taub Institute for Research on Alzheimer’s Disease and the Aging Brain.

     Jeffrey L. Skelton, is a director of AMB Property Corporation. He is President and Chief Executive Officer of Symphony Asset Management, a subsidiary of Nuveen Investments, Inc., an investment management firm. Prior to founding Symphony Asset Management in 1994, he was with Wells Fargo Nikko Investment Advisors from January 1984 to December 1993, where he served in a variety of capacities, including Chief Research Officer, Vice Chairman, Co-Chief Investment Officer and Chief Executive of Wells Fargo Nikko Investment Advisors Limited in London. Dr. Skelton has a Ph.D. in Mathematical Economics and Finance and an M.B.A. degree from the University of Chicago, and was an Assistant Professor of Finance at the University of California at Berkeley, Walter A. Haas School of Business.

     Thomas W. Tusher is a director of AMB Property Corporation. He was President and Chief Operating Officer of Levi Strauss & Co. from 1984 through 1996, when he retired. Previously, he was President of Levi Strauss International from 1976 to 1984. Mr. Tusher began his career at Levi Strauss in 1969. He was a director of the publicly-held Levi Strauss & Co. from 1978 to 1985, and was named a director of the privately-controlled Levi Strauss & Co. in 1989, a position he held until his retirement at the end of

1996. Prior to joining Levi Strauss & Co., Mr. Tusher was with Colgate Palmolive from 1965 to 1969. Mr. Tusher has a bachelor’s degree from the University of California at Berkeley and an M.B.A. degree from the Graduate School of Business at Stanford University. He is a director of Cakebread Cellars and Dash America (Pearl Izumi). He is a former director of Great Western Financial Corporation and the San Francisco Chamber of Commerce. He is also Chairman Emeritus and a member of the advisory board of the Walter A. Haas School of Business at the University of California at Berkeley. Mr. Tusher is also a director of the World Wildlife Fund and a member of the Advisory Council of Stanford University’s Graduate School of Business.

     Caryl B. Welborn is a director of AMB Property Corporation. Since March 2004, she has been a partner with Piper Rudnick LLP, where she is a commercial real estate attorney. Prior to joining Piper Rudnick LLP, she had her own law practice, which she started in 1995. Before beginning her own practice, she was a partner with Morrison & Foerster LLP. Ms. Welborn has a bachelor’s degree from Stanford University and a J.D. degree from the Law School at the University of California at Los Angeles. She has served as the President of the American College of Real Estate Lawyers and has held leadership positions in the American Bar Association. She is also a member of the Anglo American Real Property Institute and Lambda Alpha. Ms. Welborn is a program chair and frequent lecturer on real estate issues nationally and has published numerous articles in professional publications.

Board of Directors Meetings and Attendance

     Pursuant to the Maryland General Corporation Law and our Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman of the Board and our officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

     During 2003, the Board held four meetings and acted by unanimous written consent one time. No director attended fewer than 75% of (a) the total number of meetings of the Board while they were on the Board and (b) the total number of meetings of the committees of the Board on which such directors served. In addition, two directors attended the 2003 annual meeting of stockholders. We do not currently have a policy with regard to Board members’ attendance at annual meetings.

Board Committees

     Our Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Governance Committee. The current charters of each of these committees are available on our website at www.amb.com.

     Audit Committee. The Audit Committee currently consists of three independent directors, as defined by the New York Stock Exchange’s listing standards: Ms. Welborn, the Chair, Mr. Losh and Dr. Skelton. Our Board has determined that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies would not impair his ability to effectively serve on the Audit Committee of our Board of Directors. The purposes of the Audit Committee are to (a) assist the Board in the oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) our internal control environment and risk management, including our Code of Business Conduct, and (v) the performance of the independent auditor and our internal audit function, and (b) prepare the report of the Audit Committee, which is included in this Proxy Statement. The Audit Committee held nine meetings during 2003.

     Compensation Committee. The Compensation Committee currently consists of three independent directors, as defined by the New York Stock Exchange’s listing standards: Mr. Tusher, the Chair, Mr. Cole and Mr. Reid. The function of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our directors and executive officers. The Compensation Committee has overall responsibility for approving and evaluating our director and employee compensation plans, policies and programs, including our Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, our 2002 Stock Option and Incentive Plan, our 401(k) plan, the Amended and Restated AMB Non-Qualified Deferred Compensation Plan and any other incentive programs. During 2003, the Compensation Committee held eight meetings and acted once by unanimous written consent.

     Executive Committee. The Executive Committee currently consists of Mr. Burke, the Chair, Mr. Moghadam and Dr. Skelton. The Executive Committee has the authority, within certain parameters, to acquire, dispose of and finance investments for us (including the issuance by AMB Property, L.P. of additional limited partnership units or other equity interests) and approve the execution of contracts and agreements including those related to the borrowing of money by us and generally exercise all other powers of the Board, except as prohibited by law. During 2003, the Executive Committee acted once by unanimous written consent.

     Nominating and Governance Committee. The Nominating and Governance Committee currently consists of three independent directors, as defined by the New York Stock Exchange’s listing standards: Mr. Cole, the Chair, Mr. Reid and Ms. Welborn. The purposes of the Nominating and Governance Committee are (a) to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for the next annual meeting of stockholders, (b) to recommend to the Board the corporate governance principles applicable to us, (c) to lead the Board in its annual review of its performance, and (d) to recommend to the Board members and chairpersons of each committee. The Nominating and Governance Committee met three times during 2003.

     To identify potential nominees for the Board, the Nominating and Governance Committee first evaluates the current members of the Board willing to continue in service. Current members of the Board are considered for re-nomination, balancing the value of their continued service with that of obtaining new perspectives and in view of our developing needs. If necessary, the Nominating and Governance Committee then solicits ideas for possible candidates from a number of sources, which can include other Board members, senior management, individuals personally known to members of the Board and research. The Nominating and Governance Committee may also retain a third party to assist it in identifying potential nominees, however, the committee has not done so in the past. The Nominating and Governance Committee will also consider nominees to our Board recommended by stockholders with respect to elections to be held at an annual meeting if notice of the nomination is timely delivered in writing to our Secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under “Advance Notice Procedures — Deadline for Submitting Nominations for Director and Other Stockholder Proposals Outside of Rule 14a-8”. The notice must include:

•	information regarding the stockholder making the nomination, including name, address, and the number of shares of our stock beneficially owned by the stockholder;

•	a representation that the stockholder is entitled to vote at the annual meeting at which directors will be elected, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

•	the name and address of the person(s) being nominated and such other information regarding each nominee that would be required in a proxy statement filed pursuant to the U. S. Securities and Exchange Commission’s proxy rules if the person had been nominated for election by the Board of Directors;

•	a description of any arrangements or understandings between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

     The Nominating and Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s skills, experience and personal qualities, as well as the other factors discussed in the Nominating and Governance Committee charter, which are evaluated in the context of the perceived needs of the Board at any given point in time.

Compensation of Directors

     Our overall compensation philosophy in connection with our non-employee directors is to provide total compensation at the 75th percentile level of our peer companies based on an analysis of our compensation consultant, Towers Perrin. For meetings held prior to May 15, 2003, each non-employee director received $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors attended, and each Chair of any committee of the Board received an additional $1,250 for their service during the first half of 2003. For meetings held subsequent to that date, each non-employee director received $2,000 for each meeting of the Board of Directors and $1,500 for each meeting of a committee of the Board of Directors attended, and the Chairs of the Compensation Committee and Audit Committee each received an additional $5,000 and the Chairs of the Executive Committee and the Nominating and Governance Committee each received an additional $2,500, for their service during the second half of 2003. Each non-employee director is also reimbursed for reasonable expenses incurred to attend Board and committee meetings. In addition, each non-employee director receives, upon initial election to the Board, an initial option grant to purchase up to 20,000 shares of our common stock. During 2003, upon re-election, each non-employee director received a subsequent option grant to purchase up to 13,725 shares of our common stock and a grant of 1,493 shares of our restricted common stock. In addition to his initial option grant, on September 18, 2003, Mr. Reid also received 2,000 shares of our restricted common stock as compensation for his service. All of such options and shares of restricted stock vest fully on May 20, 2004. All stock options granted during 2003 were issued pursuant to the 2002 Stock Option and Incentive Plan, at an exercise price equal to the fair market value of our common stock on the date of grant.

     Under our 2002 Stock Option and Incentive Plan, the Board of Directors may grant additional options to purchase shares of our common stock and/or restricted shares of our common stock to the non-employee directors. We expect that those non-employee directors re-elected at each annual meeting of stockholders will be granted additional options to purchase shares of our common stock and/or restricted shares of our common stock by the Board of Directors. Any such options will be granted at an exercise price equal to the fair market value of our common stock on the date of grant. The Board of Directors will determine the amount of stock options and/or restricted stock to be granted to non-employee directors on an annual basis. In making this determination, the Board of Directors will consider analyses of our compensation consultant to determine competitive director compensation practices of publicly traded real estate investment trusts having total market capitalizations comparable to us and will review changes in our Black-Scholes option value. Our officers who are also members of our Board of Directors are not paid any director’s fees or granted options as directors.

Vote Required

     A plurality of the votes cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker “non-votes” are not counted for purposes of the election of directors and do not have an effect on the result of the vote for the election of directors. The Board recommends a vote FOR the election of the nine director nominees to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since May 8, 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions from stockholders.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

Fees Paid to Independent Auditors

     During 2002 and 2003, we retained PricewaterhouseCoopers LLP as our independent accountants to provide services in the following categories and amounts:

	Fiscal 2002		Fiscal 2003
Audit Fees (1)	$1,085,770		$872,339
Audit-Related Fees (2)	94,355		178,601
Tax Fees (3)	130,312		170,335
All Other Fees (4)	1,500		25,000

Total Fees	$1,311,937	(5)	$1,246,275

(1)	Audit Fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and those of our subsidiaries, the reviews of our quarterly financial statements, and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees include amounts billed for assurance and related services by the auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”. These amounts primarily relate to businessmen’s audits in connection with acquisition due diligence, consultations on financial accounting and reporting standards and the audit of our 401(k) plan.

(3)	Tax Fees include amounts billed for professional services rendered by the accountants for tax compliance, tax advice and tax planning. These amounts primarily relate to certain tax services, including tax return preparation for us and our subsidiaries, tax advisory and consulting services and tax advice relating to development, acquisition and disposition activities.

(4)	All Other Fees include amounts related to validating stock performance returns and Black-Scholes model calculations.

(5)	In addition to the Total Fees paid to PricewaterhouseCoopers LLP, we paid $361,309 in fees to Arthur Andersen LLP, who served as our independent accountant from January 1, 2002 to May 8, 2002.

     The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular services or category of services. The Audit Committee has delegated pre-approval authority to its Chair for instances when approval outside of the scope of services previously approved is necessary prior to an Audit Committee meeting. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with the pre-approval, and the fees for the services performed to such date. In the year ended December 31, 2003, the Audit Committee or its Chair approved all of the fees paid to the independent auditors under the categories Audit-Related, Tax and All Other Fees described above prior to the rendering of such services.

     The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Engagement of PricewaterhouseCoopers LLP

     On May 8, 2002, we dismissed our independent auditors, Arthur Andersen LLP. Our Board of Directors, upon the recommendation of the Audit Committee, authorized the dismissal of Arthur Andersen LLP.

     During the fiscal years ended December 31, 2000 and 2001, and the subsequent interim period through May 8, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our two most recent fiscal years and the subsequent interim period through May 8, 2002.

     The audit reports of Arthur Andersen LLP on our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     We provided Arthur Andersen LLP with a copy of the foregoing disclosures. Attached as Appendix A is a copy of their letter, dated May 8, 2002, stating their concurrence with the statements in this and the previous three paragraphs.

     On May 8, 2002, we engaged the services PricewaterhouseCoopers LLP as our new independent auditors for the fiscal year ending December 31, 2002. Our Board of Directors, upon the recommendation of the Audit Committee, authorized the engagement of PricewaterhouseCoopers LLP.

     In connection with our 2002 financial statement audit, PricewaterhouseCoopers LLP also performed audits of our consolidated financial statements for each of the years ended December 31, 2000 and 2001. As a result of these audits, PricewaterhouseCoopers LLP issued an unqualified opinion on our consolidated financial statements for each of the three years in the period ended December 31, 2002.

     During the fiscal years ended December 31, 2000 and 2001, and the subsequent interim period through May 8, 2002, we did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Vote Required

     The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions and broker “non-votes” are not counted for purposes of the ratification of the selection of the independent auditors and do not have an effect on the result of the vote for this proposal. The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

     The following table sets forth certain current information with respect to our executive officers:

Name	Age	Position(s)
Hamid R. Moghadam	47	Chairman and CEO
W. Blake Baird	43	President and Director
Luis A. Belmonte	63	Executive Vice President
Michael A. Coke	36	Executive Vice President and CFO
Bruce H. Freedman	55	Executive Vice President, Real Estate Operations
David S. Fries	40	Executive Vice President, Strategic Initiatives and Corporate Affairs
Guy F. Jaquier	45	Executive Vice President, Chief Investment Officer
Eugene F. Reilly	42	Executive Vice President, North American Development
John T. Roberts, Jr.	40	President of AMB Capital Partners, LLC; Executive Vice President, Private Capital of AMB Property Corporation

     The following is a biographical summary of the experience of our executive officers:

     Hamid R. Moghadam has served as our Chief Executive Officer since November 1997 and as Chairman of the Board since January 2000. Biographical information regarding Mr. Moghadam is set forth under “Proposal 1: Election of Directors - Nominees For Director.”

     W. Blake Baird has served as our President since January 2000 and as a Director since May 2001. From January 1999 until December 1999, he served as our Chief Investment Officer. Biographical information regarding Mr. Baird is set forth under “Proposal 1: Election of Directors — Nominees For Director.”

     Luis A. Belmonte is an Executive Vice President. He joined us in 1990 and has over 34 years of experience in development, redevelopment, finance, construction and management of commercial and industrial real estate projects. Prior to joining us, he was a partner with Lincoln Property Company, where he built a portfolio of 18 million square feet. Mr. Belmonte received his bachelor’s degree from the University of Santa Clara. He is a member of the Urban Land Institute, an associate member of the Society of Industrial Realtors, and former President of the San Francisco chapter of the National Association of Industrial and Office Parks.

     Michael A. Coke is an Executive Vice President and our Chief Financial Officer. Mr. Coke joined us in 1997 and served in a variety of officer positions in our Financial Management and Reporting Department prior to becoming our Chief Financial Officer in January 1999. Prior to joining us, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager. At Arthur Andersen, he primarily served public and private real estate companies, including several public real estate investment trusts, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke received a bachelor’s degree in business administration and accounting from California State University at Hayward. He is a Certified Public Accountant.

     Bruce H. Freedman is our Executive Vice President, Real Estate Operations. He joined us in 1995 and has over 30 years of experience in real estate finance and investment. Before joining us, he served as President of Allmerica Realty Advisors from 1992 to 1995 and as Principal of Aldrich, Eastman & Waltch from 1986 to 1992. Mr. Freedman is a cum laude graduate of Babson College. He is a member of the Urban Land Institute, the Real Estate Finance Association and the National Association of Real Estate Investment Advisors, and holds the CRE designation from the American Society of Real Estate Counselors. He is also a member of the board of the National Association of Industrial and Office Parks and is an Advisory Board member of the Babson Center for Real Estate. His charitable and community services activities include being a founding member of the Bullfinch Society of Massachusetts General Hospital, a member of the President’s Forum of Children’s Hospital of Boston and a member of the President’s Society of Boston College.

     David S. Fries is our Executive Vice President, Strategic Initiatives and Corporate Affairs. Prior to joining us in 1998, he was a partner with the international law firms of Orrick, Herrington & Sutcliffe LLP and Morrison & Foerster LLP. Mr. Fries holds a bachelor’s degree in political science from the University of Pennsylvania and a J.D. degree from Stanford Law School. He is a member of the boards of directors of the Data Consortium, a non-profit organization, and of Constellation Real Technologies, LLC, AMB International Airport Centers, LLC and AMB Blackpine Ltd., private companies.

     Guy F. Jaquier joined us in June 2000 as an Executive Vice President and our Chief Investment Officer. He also serves as Vice Chairman of AMB Capital Partners, LLC, one of our subsidiaries. Mr. Jaquier has over 20 years of experience in real estate finance and investments. Between 1998 and June 2000, Mr. Jaquier served as Senior Investment Officer for real estate at the California Public Employees’ Retirement System. Prior to that, Mr. Jaquier spent 15 years at Lend Lease Real Estate Investments and its predecessor, Equitable Real Estate, where he held various transactions and management positions, including overseeing its western states operations. He holds a B.S. in Building Construction Management from the University of Washington and an M.B.A. from the Harvard Graduate School of Business Administration.

     Eugene F. Reilly is our Executive Vice President, North American Development. Mr. Reilly joined us in October 2003 and has over 20 years of experience in real estate development, acquisition, disposition, financing and leasing throughout the United States. Prior to joining us, Mr. Reilly served as Chief Investment Officer at Cabot Properties, Inc. Mr. Reilly was a founding partner of Cabot Properties, and his tenure there, including its predecessor companies, spanned from 1992 to 2003. From 1985 to 1992 Mr. Reilly served in a variety of capacities at National Development Corporation, ultimately serving as Senior Vice President. Mr. Reilly holds an A.B. in Economics from Harvard College and is a member of the National Association of Industrial and Office Parks (NAIOP) where he serves on the National Industrial Education Committee and is a former member of the board of directors of the Massachusetts chapter.

     John T. Roberts, Jr. is the President of AMB Capital Partners, LLC and our Executive Vice President, Private Capital, and has over 17 years of experience in real estate finance and investment. Mr. Roberts joined us in 1997 and has served in a variety of officer positions in our Capital Markets Department and our Private Capital group. Prior to joining us, Mr. Roberts spent six years at Ameritech Pension Trust, where he held the position of Director, Real Estate Investments. His responsibilities included managing a $1.6 billion real estate portfolio and developing and implementing the trust’s real estate program. Prior to that, he worked for Richard Ellis, Inc. and has experience in leasing and sales. Mr. Roberts received a bachelor’s degree from Tulane University in New Orleans and an M.B.A. degree in finance and accounting from the Graduate School of Business at the University of Chicago.

EXECUTIVE COMPENSATION

     The following table sets forth the annual base salary rates and other compensation paid for the years ended December 31, 2003, 2002 and 2001 to the Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2003 (collectively, the “Named Executive Officers”).

										Securities
		Annual Compensation ($)								Underlying
								Restricted		Annual
					Deferred		Other Annual	Stock		Options
Name and Principal Position	Year	Salary	Bonus(1)		Compensation(2)		Compensation	Award(s)(#)(3)		Granted(3)
Hamid R. Moghadam Chairman and CEO	2003	437,205	494,939	(4)	—		(6)	26,800	(7)	152,912	(10)
	2002	411,500	605,600	(4)	—		(6)	32,212	(8)	285,490	(11)
	2001	410,500	508,000	(4)	400,000	(5)	(6)	15,063	(9)	228,902	(12)
W. Blake Baird President and Director	2003	412,000	355,000	(13)	—		(6)	21,270	(7)	60,679	(10)
	2002	386,705	370,140	(13)	—		(6)	27,655	(8)	122,549	(11)
	2001	360,500	316,750	(13)	200,000	(14)	(6)	8,558	(9)	130,058	(12)
David S. Fries Executive Vice President, Strategic Initiatives and Corporate Affairs	2003	312,000	290,000	(15)	—		(6)	15,882	(7)	33,980	(10)
	2002	299,103	302,342	(15)	—		(6)	20,649	(8)	68,627	(11)
	2001	285,500	378,438	(15)	200,000	(16)	(6)	8,558	(9)	130,058	(12)
Guy F. Jaquier Executive Vice President and CIO	2003	287,000	265,000	(17)	—		(6)	10,209	(7)	58,252	(10)
	2002	286,500	274,906	(17)	—		(6)	12,168	(8)	107,843	(11)
	2001	285,500	219,063	(17)	—		(6)	5,230	(9)	79,480	(12)
Michael A. Coke Executive Vice President and CFO	2003	287,000	250,000	(18)	—		(6)	11,689	(7)	33,373	(10)
	2002	274,103	259,648	(18)	—		(6)	15,210	(8)	67,402	(11)
	2001	260,500	240,625	(18)	175,000	(19)	(6)	7,607	(9)	115,607	(12)

(1)	The Compensation Committee of the Board of Directors determined the amount of any such bonus. At the option of the Named Executive Officer, the officer may receive his bonus in any combination of cash, restricted shares of our common stock (valued at 125% of the cash bonus, with a three-year vesting period) or options to purchase shares of our common stock (valued at 135% in 2003 and 2002 and 150% in 2001 of the cash bonus based on our Black-Scholes value as of the date of determination of bonuses by the Compensation Committee, with a three-year vesting period on options in excess of the 100% cash bonus value and immediate vesting of the remainder). The bonuses for 2003 were paid in 2004. The bonuses for 2002 were paid in 2003. The bonuses for 2001 were paid in 2002.

(2)	The Compensation Committee of the Board of Directors determined the amount of any deferred compensation payment. Deferred compensation payments are not paid in cash. The Named Executive Officer must choose to receive all or a portion of any deferred compensation payment in options to purchase shares of our common stock, restricted shares of our common stock or a combination of both, so long as no more than 50% of such payment could be made in options.

(3)	As of March 5, 2004, 1,227,696 restricted shares of our common stock (net of forfeitures) have been granted to our directors, executive officers and other employees under our Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and our 2002 Stock Option and Incentive Plan. At December 31, 2003, the aggregate market value (based on the closing price per share of our common stock of $32.88 on December 31, 2003) of outstanding restricted shares of our common stock (net of forfeitures) was $33.5 million. An additional 7,008,863 shares (not including shares that have already been issued and options that have been granted) of our common stock are reserved for issuance under our Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and our 2002 Stock Option and Incentive Plan, as of March 5, 2004. Options to purchase an aggregate of 10,713,441 shares of our common stock have been granted to our executive officers and other employees under both stock option and incentive plans as of March 5, 2004. Dividends will be paid on the restricted stock granted to our directors, executive officers and other employees.

(4)	In lieu of receiving his 2003 bonus in cash, Mr. Moghadam elected to receive an option to purchase up to 162,176 shares of our common stock. In lieu of receiving his 2002 bonus in cash, Mr. Moghadam elected to receive an option to purchase up to 400,000 shares of our common stock and a grant of 54 restricted shares of our common stock. In lieu of receiving his 2001 bonus in cash, Mr. Moghadam elected to receive an option to purchase up to 125,708 shares of our common stock and a grant of 17,260 restricted shares of our common stock.

(5)	Mr. Moghadam elected to receive an option to purchase up to 152,672 shares of our common stock and a grant of 8,100 restricted shares of our common stock.

(6)	The aggregate amount of the perquisites and other personal benefits, securities or property for each of the Named Executive Officers is less than the lesser of either $50,000 or 10% of his salary and bonus paid in such year.

(7)	Based on 2003 performance, each of the Named Executive Officers received a grant of restricted shares of our common stock in January 2004. The grants of restricted shares were made under the 2002 Stock Option and Incentive Plan, and vest annually in five equal installments, beginning on January 1, 2005.

(8)	Based on 2002 performance, each of the Named Executive Officers received a grant of restricted shares of our common stock in February 2003. The grants of restricted shares were made under the 2002 Stock Option and Incentive Plan, and vest annually in five equal installments, beginning on January 1, 2004.

(9)	Based on 2001 performance, each of the Named Executive Officers received a grant of restricted shares of our common stock in February 2002. The grants of restricted shares were made under the Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and vest annually in five equal installments, beginning on January 1, 2003.

(10)	Based on 2003 performance, the Named Executive Officers received options to purchase shares of our common stock in January 2004. All of these options become exercisable in three equal annual installments, beginning on January 1, 2005, and have a term of not more than 10 years. The option exercise price is equal to the fair market value of our common stock on the date of grant.

(11)	Based on 2002 performance, the Named Executive Officers received options to purchase shares of our common stock in February 2003. All of these options become exercisable in three equal annual installments, beginning on January 1, 2004, and have a term of not more than 10 years. The option exercise price is equal to the fair market value of our common stock on the date of grant.

(12)	Based on 2001 performance, the Named Executive Officers received options to purchase shares of our common stock in February 2002. All of these options become exercisable in three equal annual installments, beginning on January 1, 2003, and have a term of not more than 10 years. The option exercise price is equal to the fair market value of our common stock on the date of grant.

(13)	In lieu of receiving his 2003 bonus in cash, Mr. Baird elected to receive a grant of 12,585 restricted shares of our common stock. In lieu of receiving his 2002 bonus in cash, Mr. Baird elected to receive a grant of 17,060 restricted shares of our common stock. In lieu of receiving his 2001 bonus in cash, Mr. Baird elected to receive a grant of 15,060 restricted shares of our common stock.

(14)	Mr. Baird elected to receive an option to purchase up to 75,000 shares of our common stock and a grant of 4,121 restricted shares of our common stock.

(15)	In lieu of receiving his entire 2003 bonus in cash, Mr. Fries elected to receive $150,000 in cash, an option to purchase up to 8,191 shares of our common stock and a grant of 4,076 restricted shares of our common stock. In lieu of receiving his entire 2002 bonus in cash, Mr. Fries elected to receive $125,000 in cash, an option to purchase up to 33,088 shares of our common stock and a grant of 5,869 restricted shares of our common stock. In lieu of receiving his entire 2001 bonus in cash, Mr. Fries elected to receive $150,000 in cash, an option to purchase up to 21,676 shares of our common stock and a grant of 9,673 restricted shares of our common stock.

(16)	Mr. Fries elected to receive a grant of 8,100 restricted shares of our common stock.

(17)	In lieu of receiving his entire 2003 bonus in cash, Mr. Jaquier elected to receive $200,000 in cash and an option to purchase up to 21,298 shares of our common stock. In lieu of receiving his entire 2002 bonus in cash, Mr. Jaquier elected to receive $250,000 in cash and an option to purchase up to 14,497 shares of our common stock. In lieu of receiving his entire 2001 bonus in cash, Mr. Jaquier elected to receive $160,057 in cash, an option to purchase up to 25,000 shares of our common stock and a grant of 1,435 restricted shares of our common stock.

(18)	In lieu of receiving his entire 2003 bonus in cash, Mr. Coke elected to receive $125,000 in cash and a grant of 4,431 restricted shares of our common stock. In lieu of receiving his entire 2002 bonus in cash, Mr. Coke elected to receive $129,824 in cash and a grant of 5,984 restricted shares of our common stock. In lieu of receiving his entire 2001 bonus in cash, Mr. Coke elected to receive $60,156 in cash, an option to purchase up to 25,000 shares of our common stock and a grant of 7,210 restricted shares of our common stock.

(19)	Mr. Coke elected to receive an option to purchase up to 38,168 shares of our common stock and a grant of 2,025 restricted shares of our common stock.

Option Grants Relating to the Last Fiscal Year

     The following table shows certain information relating to options to purchase shares of our common stock granted to the Named Executive Officers in connection with performance in 2003.

		Individual Grants(1)			Potential
					Realizable
	Number of	Percent of			Value of Assumed
	Shares of	Total			Annual Rates of
	Common	Options			Common Share Price
	Stock	Granted to			Appreciation for
	Underlying	Employees in	Exercise		Option Term(3)
	Options	Fiscal	Price Per	Expiration
Name	Granted(#)	Year(2)	Share($)	Date	5%	10%
Hamid R. Moghadam	152,912	13.9	35.26	01/27/14	$3,390,796	$8,592,944
W. Blake Baird	60,679	5.5	35.26	01/27/14	1,345,546	3,409,878
David S. Fries	33,980	3.1	35.26	01/27/14	753,500	1,909,518
Guy F. Jaquier	58,252	5.3	35.26	01/27/14	1,291,727	3,273,492
Michael A. Coke	33,373	3.0	35.26	01/27/14	740,040	1,875,407

(1)	All options granted with respect to 2003 to Named Executive Officers become exercisable in three equal annual installments (rounded to the nearest whole share of our common stock). All options granted with respect to 2003 to Named Executive Officers begin vesting on January 1, 2005 and have a term of not more than ten years. The option exercise price is equal to the fair market value of the common stock on the date of grant.

(2)	The total number of shares of common stock underlying such options used in such calculation is as of January 27, 2004, the grant date of the annual options relating to 2003 performance.

(3)	In accordance with the rules promulgated by the U.S. Securities and Exchange Commission, these amounts are the hypothetical gains or “option spreads” that would exist for the respective options based on assumed rates of annual compound share price appreciation of 5% and 10% from the date the options were granted over the full option term. No gain to the optionee is possible without an increase in the price of our common stock, which would benefit all stockholders. Such amounts have been calculated as the exercise price multiplied by the respective annual assumed growth rate (compounded), less the exercise price of the underlying option, multiplied by the number of options granted.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 2003.

			Number of Securities		Value of Unexercised
			Underlying		In-the-Money
			Unexercised Options at		Options at
			December 31, 2003		December 31, 2003 (1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Hamid R. Moghadam	N/A	N/A	2,423,531	725,856	$24,639,883	$4,719,632
W. Blake Baird	N/A	N/A	414,553	264,254	4,032,277	1,730,418
David S. Fries	N/A	N/A	301,673	188,170	2,799,846	1,208,818
Guy F. Jaquier	N/A	N/A	168,485	205,210	1,382,231	1,349,594
Michael A. Coke	N/A	N/A	271,608	179,416	2,687,144	1,174,928

(1)	Based on a price per share of our common stock of $32.88, the closing price per share on the New York Stock Exchange on December 31, 2003.

Equity Compensation Plan Information

     We have two equity compensation plans: (1) the Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and (2) the 2002 Stock Option and Incentive Plan. A total of 18,950,000 shares of common stock are reserved for issuance pursuant to the plans. Currently, awards under the stock option and incentive plans consist of non-qualified stock options and restricted shares of common stock. Our stockholders have approved both stock option and incentive plans. As of December 31, 2003:

	Number of securities to be issued		Number of securities remaining
	upon exercise of outstanding	Weighted-average exercise price of	available for future issuance under
Plan category	options	outstanding options	equity compensation plans
Equity compensation plans approved by security holders	11,041,432	$25.02	5,271,294
Equity compensation plans not approved by security holders	None	N/A	N/A

Third Amended and Restated 1997 Stock Option and Incentive Plan

     The Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, was adopted by the Board of Directors and approved by the stockholders to enable executive officers, key employees and directors of AMB Property Corporation and certain subsidiaries to participate in the ownership of AMB Property Corporation. The 1997 plan is designed to attract and retain our executive officers, other key employees and directors, and to provide incentives to such persons to maximize our performance. The 1997 plan currently covers an aggregate of 8,950,000 shares of our common stock and will expire in 2007.

     Employees and consultants of AMB Property Corporation and certain subsidiaries, and directors of AMB Property Corporation, may receive options, stock payments, performance awards, restricted stock, dividend equivalents, deferred stock and stock appreciation rights under the 1997 plan. Our employees and consultants also may receive stock appreciation rights under the 1997 plan. In addition, Non-Employee Directors (as defined in the 1997 plan) and our employees and consultants may receive options to purchase shares of our common stock under the 1997 plan.

2002 Stock Option and Incentive Plan

     The 2002 Stock Option and Incentive Plan was adopted by the Board of Directors on February 26, 2002 and approved by the stockholders on May 30, 2002 to enable executive officers, employees and directors of AMB Property Corporation and certain subsidiaries to participate in the ownership of AMB Property Corporation. The 2002 plan is designed to attract and retain our executive officers, other employees and directors, and to provide incentives to such persons to maximize our performance. The 2002 plan currently covers an aggregate of 10,000,000 shares of our common stock and will expire in 2012.

     Employees and consultants of AMB Property Corporation and certain subsidiaries, and directors of AMB Property Corporation, may receive options, stock payments, performance awards, restricted stock, dividend equivalents, deferred stock and stock appreciation rights under the 2002 plan. Only employees of AMB Property Corporation or its subsidiaries that are corporations may receive incentive stock options under the 2002 plan.

401(k) Plan

     Effective November 26, 1997, we established our Section 401(k) Savings/Retirement Plan to cover our eligible employees. The 401(k) plan currently permits our eligible employees to defer up to 20% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contributions to the 401(k) plan. We currently make matching cash contributions to the 401(k) plan in an amount equal to 50% of the first 5.5% of annual compensation deferred by each employee; however, we have reserved the right to make greater matching contributions or discretionary profit sharing contributions in the future. Participants employed by us prior to January 1, 2000 vest immediately in the matching contributions, whereas participants employed by us on or after January 1, 2000 vest fully in the matching contributions on the anniversary date of the commencement of their employment with us. We made no discretionary contributions to the 401(k) plan in 2002. Our employees are eligible to participate in the 401(k) plan if they meet certain requirements concerning minimum period of credited service. In connection with the 401(k) plan, we paid approximately $0.4 million in cash with respect to our matching contribution for the year ended December 31, 2003. Our common stock is not an investment option available to employees pursuant to the terms of the 401(k) plan. The 401(k) plan qualifies under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Amended and Restated Non-Qualified Deferred Compensation Plan

     During 2002, we amended and restated our Non-Qualified Deferred Compensation Plan for our officers and the officers of certain of our affiliates. The Amended and Restated Non-Qualified Deferred Compensation Plan enables participants who are employees to defer up to 100% of their annual base pay and up to 100% of the cash portion of their annual bonuses on a pre-tax basis, participants who are non-employee members of our Board of Directors to defer all or a portion of their meeting fees and/or committee chairmanship fees, and participants who participate in our stock option plans to defer the receipt of shares of vested restricted stock and/or non-qualified stock option gains that they receive under such plans, subject to certain restrictions. We have reserved the right to make discretionary matching contributions to participant accounts from time to time. We made no discretionary contributions in 2003. The participants’ elective deferrals and any matching contributions are immediately 100% vested. We pay all the administrative costs of the plan.

Employment Agreements; Change in Control and Noncompetition Agreements

     Currently, there are no employment agreements between us and any of the Named Executive Officers. However, each of the Named Executive Officers has entered into a Change in Control and Noncompetition Agreement with us which, other than in the case of Messrs. Baird, Coke, Jaquier and Reilly, became effective on November 26, 1998 and which replaced the employment agreements that generally had been entered into at the time of our initial public offering. Mr. Baird entered into such an agreement with us on January 20, 1999, his first day of employment; Mr. Coke entered into such an agreement with us on January 1, 2000, when he became an Executive Vice President; Mr. Jaquier entered into such an agreement with us on June 20, 2000, his first day of employment; and Mr. Reilly entered into such an agreement with us on October 16, 2003, his first day of employment. Such agreements had an initial term of four years, other than Messrs. Baird’s, Coke’s, Jaquier’s and Reilly’s agreements. All of the agreements are now subject to automatic one-year extensions. The agreements provide for severance payments during the term of the agreement in the event of a termination of the Named Executive Officer’s employment resulting from death, disability or a “change in control.” A “change in control” will be deemed to have occurred if (i) our stockholders approve a plan of complete liquidation of AMB Property Corporation or an agreement for the sale or disposition by AMB Property Corporation of all or substantially all of our assets, or we dispose of more than 50% of our interest in AMB Property, L.P.; (ii) any person becomes the beneficial owner, directly or indirectly, of our securities representing 40% or more of the combined voting power of our then outstanding securities; (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute our Board of Directors, and any new director whose election by the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; or (iv) our stockholders approve a merger or consolidation of AMB Property Corporation with any other corporation or other entity, other than (A) a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of AMB Property Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) where more than 50% of the directors of AMB Property Corporation or the surviving entity after such merger or consolidation were directors of AMB Property Corporation immediately before such merger or consolidation. Upon death or disability, severance benefits include base compensation and bonus based on the most recent amount paid. In the event of a “change in control,” severance benefits, payable over a period of two years following the “change in control,” include an amount equal to twice (i) base compensation and (ii) bonus based on the most recent amount paid, as well as certain continuing insurance and other benefits.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee currently consists of Mr. Tusher, the Chair, Mr. Cole and Mr. Reid. There are no Compensation Committee interlocks and none of our employees participate on the Compensation Committee.

     Notwithstanding anything to the contrary set forth in any of AMB Property Corporation’s or AMB Property, L.P.’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation, the Stock Performance Graph and the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed to be filed under such Acts.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors consists of the three directors listed below. Each director meets the independence and other similar requirements of the New York Stock Exchange and the U.S. Securities and Exchange Commission. The committee determines base compensation for the executive officers and reviews and makes recommendations concerning proposals by our management with respect to compensation, bonuses, employment agreements and other benefits and policies respecting such matters for our employees, including our executive officers. The committee also administers our Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and our 2002 Stock Option and Incentive Plan, under which grants of stock options, share appreciation rights, shares of restricted stock and other awards may be made to our employees, including the executive officers. The purposes of our executive compensation program are to attract and retain qualified employees, provide incentives to create value for our stockholders and to establish and maintain a performance and achievement-oriented environment throughout the organization. Through the executive compensation program, the committee intends to maintain strong links between the compensation of our executive officers and our corporate performance.

     Based on the advice of independent compensation consultants, we have adopted a formal organization-wide incentive program known as the Performance Pay Program. The Performance Pay Program is designed to attract and retain qualified employees, encourage teamwork and innovation, focus attention on specific business objectives and award the achievement of these objectives. Our overall compensation philosophy is to provide total compensation at the 75th percentile level for the position at comparative companies for “target” level performance, which “target” levels are generally set above the median level. The compensation of most employees, including that of all officers, consists of two components: base salary, which is intended to be competitive in the market for the scope and responsibilities of the job performed and which is targeted at or above the median level of compensation in the market for similar positions, and performance pay, which is determined based on the achievement of various performance goals and objectives. Officers may choose to receive all or a portion of their bonuses in cash, shares of restricted stock, stock options or any combination of the foregoing. In addition, our employees are eligible to receive annual stock option and restricted stock grants based on their individual performance for that year. Finally, unlike most other companies, our policy is not to project compensation trends for executive officers due to market uncertainty and the potential of creating an adversarial relationship between management and the Compensation Committee. Instead, we base current year compensation on the prior year compensation for executive officers of our peer group companies without projecting for trends during the current year. Accordingly, each year we compare our compensation decisions to proxy data as it becomes available to ensure that we are in alignment with our compensation philosophy. In the event that a material discrepancy is noted, various components of executive compensation will be adjusted to address any material discrepancy.

     In 2003, executive compensation consisted of base salary, performance pay and grants of stock options and restricted stock under our Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and our 2002 Stock Option and Incentive Plan. Each of these components is discussed below.

Base Salaries

     Base salaries for executive officers are targeted at or slightly above the median level of compensation paid for the position at comparative companies and are reviewed annually by the committee.

Performance Pay

     Most employees, including all officers, are eligible to receive performance pay provided that certain performance objectives are met. Performance pay is paid once a year, after assessing our financial, operational and strategic performance, the performance of the group in which the employee works (if applicable) and the employee’s individual performance. Our Chief Executive Officer retains the discretion to adjust performance pay in exceptional circumstances. The committee evaluates the individual performance of the Chief Executive Officer and determines his aggregate performance pay award and approves the goals and objectives that determine the performance pay awards of the other executive officers. Officers may choose to receive all or a portion of their bonuses in cash, shares of restricted stock (valued at 125% of the cash bonus, with three year vesting), stock options (valued at 135% of the cash bonus based on a Black-Scholes value, with three year vesting on the portion attributable to the value above 100% of the cash bonus), or any combination of the foregoing, subject to certain limits on the aggregate number of options elected. This feature, which permits officers to take all or a portion of their bonuses in restricted stock or stock options, is designed to further align the interests of our executive officers and other officers with the interests of our stockholders, and to increase our officer retention. Annual performance pay provides executive officers with the opportunity to earn cash compensation in excess of the 75th percentile level for the position at comparative companies, but only in the event that corporate and individual goals have been exceeded.

     During 2003, bonuses for each officer were weighted differently among the corporate and individual performance objectives. Generally, the bonuses of officers were weighted more heavily toward the achievement of corporate performance levels. Corporate performance was determined based on the satisfaction of certain pre-established performance objectives for us as a whole. Individual performance was measured on the basis of quantitative and qualitative performance objectives that measure an individual’s contribution to our success.

Annual Grants of Stock Options and Restricted Stock

     To provide officers and other employees with incentives to maximize our long-term performance and to promote the interests of our stockholders, officers and other employees are also eligible to receive annual grants of stock options and restricted stock. Our Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and our 2002 Stock Option and Incentive Plan, which have been approved by our stockholders, authorizes the committee to grant stock options, stock appreciation rights, restricted stock and other awards to our officers and other employees on an annual basis. Awards are granted primarily on the basis of the officer’s performance with respect to his or her individual objectives for that year. Generally, stock options are granted on an annual basis with an exercise price set at 100% of the then current market value of our stock and will only be of value to the officer if our stock price increases over time. All such stock options granted to officers with respect to performance during 2003 vest over a period of three years at a rate of one-third of such grant at the beginning of each year, thereby encouraging the retention of officers. All shares of restricted stock, other than shares of restricted stock issued in lieu of a cash bonus, granted to officers in 2003 vest over a period of five years at a rate of one-fifth of such grant at the beginning of each year, thereby encouraging the retention of officers.

Chief Executive Officer’s Compensation

     For performance during 2003, the compensation of Mr. Moghadam was determined on the same general basis as discussed above for other officers. In 2003, Mr. Moghadam received a base salary of $425,205. With respect to performance during 2003, Mr. Moghadam’s performance payment was determined based on the committee’s determination of both our corporate performance and Mr. Moghadam’s satisfaction of certain pre-established individual goals and objectives. Mr. Moghadam was awarded a performance payment in the amount of $494,939, which amount he chose to receive entirely in stock options equating to an option to purchase up to 162,176 shares of common stock applying a Black-Scholes value of $4.12 per share and with an exercise price of $35.26 per share. In addition, Mr. Moghadam was awarded an annual stock option to purchase up to 152,912 shares of common stock and also received 26,800 shares of restricted stock. The committee reviews Mr. Moghadam’s base salary, performance pay, and awards granted pursuant to our Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and our 2002 Stock Option and Incentive Plan, annually. Mr. Moghadam does not participate in or otherwise influence the decisions of the committee with respect to his compensation.

Section 162(m)

     Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to our Chief Executive Officer and the additional four most highly compensated officers who are employed at fiscal year-end to $1.0 million per year, subject to certain performance, disclosure and stockholder requirements. Grants of stock options and restricted stock under our Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and our 2002 Stock Option and Incentive Plan are intended to qualify as performance based compensation, which is not subject to the Section 162(m) deduction limitation. The committee presently intends that, so long as it is consistent with our overall compensation objectives and to the extent reasonable, all executive compensation will be deductible for federal income tax purposes and, for the year ended December 31, 2003, there were no exceptions. The committee, however, may design programs that recognize a full range of performance criteria important to our success, even where compensation payable under such programs may not be deductible.

Respectfully,

Thomas W. Tusher, Chair
David A. Cole
Frederick W. Reid

Stock Performance Graph

     The following line graph compares the change in our cumulative stockholder return on shares of our common stock from December 31, 1998 to December 31, 2003, to the cumulative total return of the Standard & Poor’s 500 Stock Index and the NAREIT Equity REIT Total Return Index from December 31, 1998 to December 31, 2003. The graph assumes the investment of $100 in the common stock of AMB Property Corporation and each of the indices and, as required by the U.S. Securities and Exchange Commission, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG AMB PROPERTY CORPORATION,
S&P 500 INDEX AND NAREIT EQUITY INDEX

Measurement Period	AMB PROPERTY	NAREIT EQUITY
(Fiscal Year Covered)	CORPORATION	INDEX	S&P 500 INDEX
12/31/98	100	100	100
12/31/99	96.95	95.38	121.04
12/31/00	133.77	120.53	110.02
12/31/01	143.49	137.32	96.95
12/31/02	159.96	142.57	75.52
12/31/03	203.11	195.51	97.18

Audit Committee Report

Membership and Role of the Audit Committee

     The Audit Committee is currently comprised of Mr. Losh, Dr. Skelton and Ms. Welborn. Ms. Welborn serves as Chair of the committee. It is currently expected that Mr. Losh will become the Chair of the committee in May 2004. The Board of Directors has determined that each of the members of the Audit Committee meets the independence and experience requirements of our Bylaws, as well as the rules and regulations of the New York Stock Exchange and the U.S. Securities and Exchange Commission, as currently applicable to us. The Audit Committee operates under a written charter adopted by the Board of Directors, which was amended and restated on February 25, 2003.

     The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, our internal control environment and risk management and the performance of our independent auditor and our internal audit function. Management has the primary responsibility for our financial statements and financial reporting process, including our system of internal controls. Our independent auditor is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.

Review of Our Audited Consolidated Financial Statements for the Year Ended December 31, 2003

     The Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2003. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, our independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

     Based on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the U.S. Securities and Exchange Commission.

Respectfully,

Caryl B. Welborn, Chair J. Michael Losh Jeffrey L. Skelton

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 5, 2004, regarding the beneficial ownership of common stock and limited partnership units for (i) each person known by us to be the beneficial owner of five percent or more of our outstanding common stock and the operating partnership’s outstanding limited partnership units, (ii) each director and each Named Executive Officer and (iii) our directors and Named Executive Officers as a group. Except as indicated below, the indicated person has sole voting and investment power with respect to all of the shares of common stock and limited partnership units beneficially owned by such person.

	Number of Shares of			Percentage of
	Common Stock	Number of	Percentage of	Outstanding Shares
	and Units	Options Exercisable	Outstanding Shares	of Common Stock
Name of Beneficial Owner (1)	Beneficially Owned(2)	Within 60 Days	of Common Stock(3)	and Units(4)
Hamid R. Moghadam (5)	2,188,332	2,919,789	6.0%	5.7%
W. Blake Baird (6)	289,539	553,756	1.0	1.0
David S. Fries (7)	136,628	398,682	0.6	0.6
Guy F. Jaquier	34,042	260,802	0.4	0.3
Michael A. Coke (8)	79,856	364,778	0.5	0.5
T. Robert Burke (9)	1,094,456	321,692	1.7	1.6
David A. Cole (10)	13,661	71,692	0.1	*
J. Michael Losh	4,493	20,000	*	*
Frederick W. Reid	2,000	—	*	*
Jeffrey L. Skelton	6,131	80,872	0.1	*
Thomas W. Tusher	29,613	107,942	0.2	0.2
Caryl B. Welborn (11)	12,113	107,942	0.1	0.1
All Directors and Named Executive Officers as a group (12 persons) (12)	3,882,864	5,207,947	10.3	9.8
Morgan Stanley (13)	5,771,815	—	7.0	6.6

*	Represents less than 0.1% of outstanding shares of common stock and limited partnership units, based on 82,506,297 shares of common stock and 4,763,790 limited partnership units outstanding as of March 5, 2004.

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o AMB Property Corporation, Pier 1, Bay 1, San Francisco, California, 94111.

(2)	Includes the number of shares of common stock and limited partnership units beneficially owned by the person, excluding options for the purchase of shares of common stock exercisable within 60 days of March 5, 2004.

(3)	The percentage of shares of common stock beneficially owned by a person assumes that all the limited partnership units held by a person are redeemed for shares of common stock, that none of the limited partnership units held by other persons are so exchanged, that all options for the purchase of shares of common stock exercisable within 60 days of March 5, 2004 held by the person are exercised in full and that no options for the purchase of shares of common stock held by other persons are exercised.

(4)	The percentage of shares of common stock and units beneficially owned by a person assumes that all the limited partnership units held by a person are redeemed for shares of common stock, that all of the limited partnership units held by other persons are so exchanged, that all options for the purchase of shares of common stock exercisable within 60 days of March 5, 2004 held by the person are exercised in full and that no options for the purchase of shares of common stock held by other persons are exercised.

(5)	Includes 388,126 limited partnership units, which are redeemable for the same number of shares of common stock. With respect to 1,522,108 shares, Mr. Moghadam shares voting and investment power with his spouse and 64,737 shares are held through a rabbi trust pursuant to our Amended and Restated Non-Qualified Deferred Compensation Plan, for which the trustee holds all voting power.

(6)	Includes 25,569 limited partnership units, which are redeemable for the same number of shares of common stock.

(7)	Includes 15,257 limited partnership units, which are redeemable for the same number of shares of common stock. In addition, 41,214 shares are held through a rabbi trust pursuant to our Amended and Restated Non-Qualified Deferred Compensation Plan, for which the trustee holds all voting power.

(8)	Includes 8,439 limited partnership units, which are redeemable for the same number of shares of common stock. With respect to 25,355 shares, Mr. Coke shares voting and investment power with his spouse.

(9)	Includes 235,506 limited partnership units, which are redeemable for the same number of shares of common stock. With respect to 186,676 shares, Mr. Burke shares voting and investment power with his spouse.

(10)	Pursuant to a Form 4 filed June 2, 2003, an additional 8,000 shares of common stock are held through a custodial trust for Mr. Cole’s children and he has disclaimed beneficial ownership of these securities.

(11)	With respect to 8,620 shares, Ms. Welborn shares voting power and investment with her spouse and, with respect to 2,000 shares, Ms. Welborn shares investment power with a pension plan administrator.

(12)	Includes 672,897 limited partnership units, which are redeemable for the same number of shares of common stock.

(13)	Based upon information contained in a Schedule 13G/A, which was filed with the U.S. Securities and Exchange Commission on February 27, 2004. With respect to 4,300,915 shares of common stock, Morgan Stanley shares voting and dispositive power. The address of Morgan Stanley is 1585 Broadway, New York, New York, 10036.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have engaged in the following transactions and relationships with certain of our executive officers, directors and persons who hold more than 5% of the outstanding shares of our common stock.

Other Related Transactions

     Upon consummation of our initial public offering, the intercompany agreement between us and AMB Investments, Inc., which is owned by our founders, Messrs. Abby, Burke and Moghadam, was modified so that it applies only to the office space and certain office equipment leased by AMB Investments, Inc., which is used by us, for fees equal to an allocation of AMB Investments, Inc.’s cost thereof. This agreement was terminated effective March 13, 2003. For the period from January 1, 2003 to March 13, 2003, we reimbursed AMB Investments, Inc. $161,000 for occupancy costs.

     In October 1986, our predecessor-in-interest entered into a property and asset management agreement with Inglewood Corporate Center Associates (“Inglewood”) to manage an office building, in which Messrs. Moghadam, Burke and Tusher held, directly and indirectly, 26.7%, 26.7% and 20% interests, respectively. During 2003, Inglewood transferred to a third party such property and asset management. Until such time, Inglewood had been paying us property and asset management fees, which totaled $11,464 for the period from January 1, 2003 through the date on which such management was transferred during the second quarter of 2003. Also, during 2003, Mr. Tusher’s direct and indirect interests in Inglewood were redeemed for an amount equal to the estimated liquidation value of such partnership’s assets immediately prior to a recent financing transaction. As a result, each of Messrs. Moghadam and Burke now holds, directly and indirectly, a 33.3% interest in Inglewood.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who are owners or beneficial owners of more than 10% of a registered class of our equity securities, to file with the U.S. Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Insiders are required by regulation of the U.S. Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, during the year ended December 31, 2003, all of these executive officers, directors and beneficial owners of more than 10 percent of a registered class of our equity securities complied with all Section 16(a) filing requirements applicable to them, except that a Form 4 was filed late for each of Messrs. Burke, Cole, Losh, Tusher, and Skelton and Ms. Welborn reflecting the annual grant of stock options and restricted stock to non-employee directors on May 22, 2003. Such filings were made on June 2, 2003.

AUDIT COMMITTEE FINANCIAL EXPERT

     Our Board of Directors has determined that we have at least one audit committee financial expert, J. Michael Losh, serving on our Audit Committee. Mr. Losh is independent as this term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

CODE OF BUSINESS CONDUCT

     We have adopted a code of business conduct that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, and persons performing similar functions, which is available on our website at www.amb.com. We will promptly disclose on our website any amendments to, and waivers from, our code of business conduct relating to any of these specified officers.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

     Stockholders and other parties interested in communicating directly with the Lead Director or with the independent Directors, as a group, may do so by writing to Lead Director, AMB Property Corporation, Pier 1, Bay 1, San Francisco, California, 94111. The Nominating and Governance Committee of our Board has approved a process for handling letters received by us and addressed to the Lead Director or the independent Directors of the Board. Under that process, our corporate Secretary reviews all such correspondence and, on a regular basis, forwards to the Lead Director a summary of all such correspondence along with copies of the correspondence that, in the Secretary’s opinion, deals with the functions of the Board of Directors or the committees thereof, or that the Secretary otherwise determines requires the Board’s attention. Directors may, at any time, review the log of all such correspondence that we have received and request copies of any such correspondence. Concerns related to our accounting, internal controls or auditing matters are immediately brought to the attention of the Chair of the Audit Committee and handled in accordance with the Audit Committee’s procedures with respect to such matters.

AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Reports, proxy statements and other information filed by us may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the U.S. Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by way of the U.S. Securities and Exchange Commission’s website, http://www.sec.gov. You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the period ended December 31, 2003. Requests for such copies should be addressed to: AMB Property Corporation, Pier 1, Bay 1, San Francisco, California 94111, Attn: Investor Relations, telephone (415) 394-9000.

OTHER MATTERS

     The Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

March 19, 2004

By Order of the Board of Directors,

TAMRA D. BROWNE Senior Vice President, General Counsel and Secretary

Appendix A

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 8, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the current report on Form 8-K dated May 8, 2002 of AMB Property Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP

Enclosure

cc:	Mr. Michael A. Coke, Executive Vice President and Chief Financial Officer AMB Property Corporation

Dear Stockholder:

Please take note of the important information enclosed with this proxy.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Alternatively, you can vote by proxy over the Internet or by telephone. See the reverse side for instructions. AMB Property Corporation is a corporation organized under the laws of the State of Maryland. Section 2-507 of the Maryland General Corporation Law authorizes the granting of proxies over the Internet or by telephone. Accordingly, proxies granted over the Internet or by telephone, in accordance with the procedures set forth on this proxy card, will be valid under Maryland law.

Sincerely,

AMB Property Corporation

PROXY

AMB PROPERTY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of AMB Property Corporation acknowledges receipt of a copy of the Annual Report and the Proxy Statement, each dated March 19, 2004, and, revoking any proxy heretofore given, hereby appoints Hamid R. Moghadam, W. Blake Baird, Michael A. Coke and Tamra D. Browne, and each of them, as proxies for the undersigned, and hereby authorizes each of them to vote all the shares of common stock of AMB Property Corporation held of record by the undersigned on March 5, 2004, at the Annual Meeting of Stockholders to be held on May 20, 2004, or any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

AMB PROPERTY CORPORATION
c/o EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

[ ]

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to		Call toll-free
http://www.eproxyvote.com/amb		1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Vote by Mail	Mark, sign, date and promptly return the enclosed proxy card in the postage paid envelope furnished for that purpose.

[X] Please mark votes as in this example.

The Board of Directors recommends a FOR vote for Proposals 1 and 2.

1.	Election of Directors

Nominees:	(01) Hamid R. Moghadam, (02) W. Blake Baird, (03) T. Robert Burke, (04) David A. Cole, (05) J. Michael Losh, (06) Frederick W. Reid, (07) Jeffrey L. Skelton, (08) Thomas W. Tusher, (09) Caryl B. Welborn.

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES
[ ]	[ ]

[ ]

For all nominees except as noted above

2.	Ratification of PricewaterhouseCoopers LLP as the independent auditors of AMB Property Corporation for the fiscal year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

3.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	[ ]

Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.
Signature:	Date: